UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 31, 2008


                               Getty Realty Corp.
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               (Exact name of registrant as specified in charter)


   Maryland                         001-13777                    11-3412575
   --------                         ---------                    ----------
  (State of                        (Commission                  (IRS Employer
 Organization)                     File Number)              Identification No.)


125 Jericho Turnpike, Suite 103
Jericho, New York                                                    11753
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(Address of principal executive offices)                           (Zip Code)


Registrant's Telephone Number, including area code: (516) 478-5400
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                                 Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

     On December 31, 2008, Getty Realty Corp. (the "Company") entered into amendments to certain of its compensation arrangements. The amendments make technical changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").

Amendment of the Company's 2004 Omnibus Incentive Compensation Plan (the "Omnibus Incentive Plan").

The Omnibus Incentive Plan was amended to (i) add a definition of "termination of employment" that conforms to the definition of "separation from service" contained in Section 409A, (ii) remove the plan administrator's discretion to modify or accelerate the settlement of awards to the extent that the existence of such discretion would violate Section 409A, and (iii) add a Section 409A "savings" clause (providing that if any provision of the Omnibus Incentive Plan is found not to be in compliance with Section 409A such provision shall be modified in the sole discretion of the plan administrator so as to bring the provision into compliance) and "hold harmless" clause (providing that if an award granted under the Omnibus Incentive Plan is determined not to comply with
Section 409A, the Company will reimburse the participant for any additional taxes the participant is required to pay as a result of the noncompliance).

Amendment of Restricted Stock Unit Agreements.

Messrs Leo Liebowitz, Kevin C. Shea, Thomas J. Stirnweis, and Joshua Dicker (our "Named Executive Officers") and the members of our board of directors consented to the amendment of their outstanding restricted stock unit agreements to make the amendments to the Omnibus Incentive Plan described above apply to the restricted stock unit agreements.

Amendment of the Supplemental Retirement Plan for Executives of the Company and Participating Subsidiaries (the "Supplemental Retirement Plan").

The Supplemental Retirement Plan was amended to (i) establish that accounts will be distributed within 30 days after termination of employment (or within 90 days in the event of the employee's death), unless the employee is a "specified employee," as defined in Section 409A, when termination of employment occurs, in which case the account will be distributed six months after the employee's termination of employment; (ii) add a definition of termination of employment that conforms to the definition of "separation from service" in Section 409A,
(iii) add a provision to facilitate tax withholding obligations, (iv) revise the plan termination provision such that termination and liquidation of the Supplemental Retirement Plan may occur only in accordance with Section 409A, and
(v) include a Section 409A "savings" clause (providing that the plan is intended to be designed, administered and construed in compliance with Section 409A) and "hold harmless" clause (providing that the Company will reimburse a participant for any additional taxes the participant is required to pay as a result of the Supplemental Retirement Plan's noncompliance with Section 409A).

Amendment of Change of Control Letter Agreement with Mr. Stirnweis (the "Letter Agreement").

The Company's Letter Agreement dated June 12, 2001 with our Chief Financial Officer, Thomas J. Stirnweis, provides for certain payments and other protections to Mr. Stirnweis in the event of his termination of employment under specified circumstances or a change in control of the Company. The Letter Agreement was amended to (i) add a provision to clarify when the differential payment of any Guaranteed Salary due under the Letter Agreement will be paid,
(ii) modify the provision regarding healthcare benefits to cover the cost of healthcare coverage for 12 months following a termination of employment or a change in control of the Company that results in a reduction in the level of healthcare coverage or a loss of coverage, (iii) conform the definition of change in control to include only permissible change in control events under
Section 409A, and (iv) include a Section 409A "savings" clause (providing that the Company will undertake to administer the Letter Agreement to comply with
Section 409A) and "hold harmless" clause (providing that if the Letter Agreement fails to meet the requirements of Section 409A the Company will reimburse Mr. Stirnweis for any resulting additional taxes payable by him).

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               GETTY REALTY CORP.




Date: January 7, 2009                          By: /s/ Thomas J. Stirnweis
                                                   -----------------------
                                                   Thomas J. Stirnweis
                                                   Vice President, Treasurer and
                                                   Chief Financial Officer